Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (hereinafter the “LA”) is made this 23rd day of March, 2014 (hereinafter the “Effective Date”) by and between GeneSyst International, Inc., a Delaware Corporation, with an address at 1737 Georgetown Road, Suite J, Hudson, Ohio 44236-5013 (hereinafter the "LICENSOR") and Bio-En Corp., a Delaware Corporation, with a Registered Address: Bio-En Corp. 56 Main street Monsey, NY 10592 (hereinafter the "LICENSEE").

RECITALS

WHEREAS, LICENSOR has the exclusive right to license the Patents, (as defined in Section 1 (F)) hereto, pursuant to the terms and conditions of the Right to License Agreement dated December 31, 2012, by and between LICENSOR and Eau-Viron, Inc.;

WHEREAS, LICENSEE desires to obtain certain rights to the Patent Rights (as defined in Section 1(G)) and LICENSOR agrees to grant such rights to LICENSEE and its AFFILIATE(S) (as defined in Section 1(A)) pursuant to the terms and conditions of this LA;

WHEREAS, LICENSOR intends to extend the rights granted herein to the LICENSEE’s AFFILIATES, such that each Project [as defined in Section 1(J)] incorporating the Patent Rights may be performed by LICENSEE’s AFFILIATES;

WHEREAS, as partial consideration for this LA, LICENSEE shall, by separate instrument executed contemporaneously with this LA, issue to LICENSOR common stock of LICENSEE in an amount such that, after issuance, LICENSOR’s common stock shall be equal to TEN percent (10%) of LICENSEE’s issued and outstanding common stock; as of the effective date of signatures hereto;

WHEREAS, LICENSEE acknowledges that (1) the Patent Rights do not include Technical Support Services (as defined in Section 1(K)) of LICENSOR; (2) Technical Support Services requirements with respect to the Patented Technology (as defined in Section 1(H) hereof) may be unique to the Territory (as defined in Section 1(L)); and (3) LICENSEE will be responsible for securing or self-performing the necessary Technical Support Services with respect to the Patented Technology.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, invoice arrangements and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINED TERMS. For purposes of this LA, the following terms will be defined as follows:

A.	“AFFILIATE” means a business entity in the Market Territory which is registered in The Market Territory in which LICENSEE holds an ownership interest acceptable to LICENSOR which approval shall not be unreasonably withheld.

B.	"Apparatus" means those gravity pressure vessels and related equipment, systems and/or methods, provided that the use of such technology would infringe a Valid Claim (as defined in Section 1 (M)) in the absence of this LA.

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C.	"GAAP" means generally accepted accounting principles as used in the United States of America applied on a consistent basis.

D.	“Independent Consulting Services” means consultation and Technical Support Services provided by LICENSOR to LICENSEE or an AFFILIATE under the Independent Contractor Consulting Agreement (hereinafter the “ICCA”) of Exhibit D attached to and made a part of this LA.

E.	“Initial Project” means the first Project (as defined in Section 1(J)) under this LA with the first AFFILIATE.

F.	“Patents” means the patents and pending patent applications listed in Exhibit A attached to and made a part of this LA; and all continuations, continuations-in-part, divisions, extensions, reexaminations and reissues of the patents and pending patent applications listed in Exhibit A, whether filed on before or after the Effective Date of this LA, which trace their earliest priority filing date by unbroken lineage to a patent or patent application listed in Exhibit A.

G.	“Patent Rights” mean the rights secured by the Patents.

H.	“Patented Technology” means the technology claimed in the Patents.

I.	“Parties” means the LICENSOR, LICENSEE and each AFFILIATE, as applicable.

J.	“Project” means each commercial operation within the Territory (as defined in Section 1(L)) at which any of the Patented Technology is used.

K.	“Technical Support Services” mean assistance in effecting the commercialization of any of the Patented Technology, including but not limited to assistance with raw material characterization, process laboratory simulation, chemical analysis, staff training, engineering design, construction, operation and maintenance process design and application matters, marketing, applicability, limitation analysis, business profitability, contractual limitation, presentation and seminars, contract documents, graphics, construction or materials management, construction inspection, market projections, cost estimating, specifications, operations, maintenance, employee training and quality control.

L.	“Territory” means The Nation of Malta.

M.	“Valid Claim” shall mean (a) a claim of a pending patent application that has not been pending for longer than seven years (or such longer time period as may be permitted under applicable law), or (b) a claim of an issued and unexpired Patent that has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order.

2. INCORPORATION OF RECITALS. The parties acknowledge that the Recitals are true and correct in all respects and are incorporated herein by reference.

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3. LICENSE GRANT.

A.	Upon payment of the Initial License Fee (as defined in Section 4(A)), LICENSOR hereby grants to LICENSEE an exclusive license (without the right to sublicense) to make, use, have made, sell, market, and develop the Patented Technology in the Territory.

B.	This LA is not restricted as to application as presented in the teachings and preferred embodiments of the Patents, and permit any use within the capability of the method or apparatus Patents, except as pertains to methods involving exceptional safety and technical qualifications in management, engineering and employee training. Examples of such special requirements include low level and or mixed and transuranic radioactive wastes, the demilitarization of chemical, biological and radiological weapons, pharmaceutical and carcinogenic wastes, and any such marketing or contracting efforts must be approved by LICENSOR on a case by case basis according to the qualifications of the participants applicable to Projects within the Territory.

C.	LICENSEE will not associate the Patented Technology with any other technology that may have a material adverse effect on the integrity or reputation of the Patented Technology without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld, conditioned or delayed.

D.	LICENSEE will not enter into any agreement, or nondisclosure or non-circumvention agreement limitation, with any third party that would prevent such third party from entering into an agreement concerning the Patents with LICENSOR outside of the Territory.

E.	LICENSEE will be responsible for providing LICENSOR with a timely report each time LICENSOR’S Patented Technology is disclosed or represented to any third party or client, including the well-known journalistic who, where, when, what and why, with outline of future actions, schedules and requirements and any representations made in regard to the Patented Technology.

F.	LICENSOR acknowledges and agrees that the licenses granted hereunder will extend to LICENSEE’S AFFILIATES after each such AFFILIATE agrees to be bound by the terms and conditions of the agreement attached hereto as Exhibit B (“EXCLUSIVE AFFILIATE LICENSE Agreement”). The obligations and liabilities of each AFFILIATE and the LICENSEE shall be several and not joint, and independent from any other obligations and liabilities of any other AFFIIATE such that a default by one of them shall not be a default by another.

4. COMPENSATION.

A.	With signature hereto, LICENSEE, shall pay to LICENSOR an initial license fee equal to THREE HUNDRED THIRTY THOUSAND US DOLLARS ($330,000.00) in an amount in Euros as of the date of agreement (the “Initial License Fee”) net after any applicable Value Added Tax fees, or equivalent payment requirements.

B.	LICENSEE will, as well as on behalf of each Affiliate(s) hereto as applicable, agrees that it shall pay to LICENSOR a royalty equal to three percent (3%) of gross revenues, as defined under GAAP in the Territory, actually received by LICENSEE (the “Royalties”), but in no event less than US $330,000.00 in an amount in Euros as of the date of agreement net after any applicable Value Added Tax or equivalent payment requirements, per calendar year per Project (the “Minimum Royalty”). LICENSEE shall pay the Royalties due within thirty (30) days after the end of each calendar quarter, such payments to begin within thirty (30) days after the first full calendar quarter after the Effective Date. The first Minimum Royalty shall be due thirty (30) days after the anniversary of the first of the following events, LICENSEE’S procurement of initial project development funding, client contract or initiation of engineering, and shall be due annually thereafter.

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C.	The LICENSEE, as well as on behalf of each Affiliate(s) hereto as applicable, shall provide to the LICENSOR at its offices on or before the last working day of February of each year a written report for each Project for the previous year, or portion thereof, that will include a detailed report of the Royalties or credits due (“Annual Report”). Any credit(s) shall be applied to the next Royalties payment(s) due. On ten (10) days written notice, the LICENSOR shall have the right at its expense to perform diligence and/or audit the records of the LICENSEE and/or each AFFILIATE relating to the payments due to LICENSOR hereunder. Said audit shall be conducted in a timely fashion in the offices of the LICENSEE or AFFILIATE in a semi-private office provided and furnished by the LICENSEE or AFFILIATE. In the event irregularities that exceed ten percent (10%) of the actual Royalties paid are discovered in any audit, the LICENSEE or AFFILIATE shall have thirty (30) business days from written formal notice from LICENSOR to remedy the irregularity.

D.	As an alternative to the payment of Royalties, in the event no performance price for services producing an ongoing gross income to LICENSEE, and on behalf of each Affiliate(s) hereto, is involved and the Vessel is sold or built for the use of a client, a fixed fee shall be paid by AFFILIATE to LICENSOR in an amount equal to 9.0% of the construction price of each gravity pressure vessel, appurtenances, and supporting improvements directly relating thereto (hereinafter “Fixed Fee”). The construction price shall include the sum of all construction contracts, design and contract document fees, and contract revisions. The construction price does not include monies for land, legal fees, finance fees and/or points, insurance, interest, or bonding requirements. The Fixed Fee shall be paid to LICENSOR on a pro rata basis with the construction monthly draws for progress payments against the construction account and reconciled with the final payment with National Society of Professional Engineers "Certificate of Substantial Completion" form 1910-8-D, latest edition. The Initial License Fee and the Independent Contractor Consulting Services Fee (as defined in Section 5(F)) shall apply should this alternative be selected.

E.	Upon prior notification to LICENSOR, as an alternative to the payment of Royalties, LICENSEE or its AFFILIATE(S), and on behalf of each Affiliate(s) hereto, may as an alternative and upon notification of election of this alternative, and LICENSEE or its AFFILIATE(S) may elect to tender a purchase order to LICENSOR for a LICENSOR supplied Vessel, supported by a dedicated payment assurance or guarantee from a banking institution approved by the LICENSOR, for the specific facility for which the purchase order is applicable, as of the date of the purchase order, with the cost of the license rights for the remaining life of the patent covering said Vessel included in the purchase price of the Vessel from the LICENSOR. The Initial License Fee and the Independent Contractor Consulting Services Fee (as defined in Section 5(F)) shall apply should this alternative be selected.

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F.	LICENSEE, and on behalf of each Affiliate(s) hereto, shall also enter into the ICCA of Exhibit D and provide to LICENSOR an independent contractor consulting services fee of not less than US $150,000.00 per year in an amount in Euros as of the date of agreement (the “Independent Contractor Consulting Services Fee”) to cover the costs of consultation and Technical Support Services. Any portion of the annual Independent Contractor Consulting Services Fee not used within the given year shall not be refundable, but will be applied against the subsequent year’s fee. This payment obligation will be that of the AFFILIATE operating each separate Project, but payments shall be remitted by and through LICENSEE.

G.	Any payment amounts in this LA refer to U.S. currency unless partial exception is made in advance of the payment due date.

H.	In the event an AFFILIATE signs the AFFILIATE LICENSE AGREEMENT, EXHIBIT B, in the form attached hereto the AFFILIATE, through the LICENSEE, shall be obligated to pay or perform the obligations to LICENSEE under this Section 4 with respect to the Project or Projects undertaken by such AFFILIATE. The obligations and liabilities of each AFFILIATE and the LICENSEE under this LA shall be several and not joint and independent from the obligations and liabilities of any other AFFILIATE so that a default by one of them under this LA shall not be a default by the others. In the event of the termination of cessation or suspension of operations by the LICENSEE, the agreements with the Licensee of each AFFILIATE hereunder shall transfer directly to the LICENSOR.

5. TERRITORY. For purposes of determining whether the rights granted hereunder are being used by LICENSEE in the Territory, the physical location of LICENSEE’S use of the Patents, Patent Rights, or Patented Technology shall control.

6. TERM. Unless otherwise terminated in accordance with Section 7 hereof, the term of this LA shall continue from the Effective Date until the date of expiration of the last to expire of the Patents. The term of the LA for each Project shall be for the earlier of: (i) the cessation of all activities with respect to the active use of the Patented Technology at any plant/facility located the Project site(s) by LICENSEE or any AFFILIATE; or (ii) the life of the last to expire of the Patents used by LICENSEE or any AFFILIATE at any plant/facility located the Project site(s).

7. TERMINATION.

A.	LICENSOR may terminate this LA upon a breach by LICENSEE or an AFFILIATE, only with respect to the defaulting LICENSEE or defaulting AFFILIATE, if LICENSEE or such AFFILIATE fails to cure the breach within thirty (30) days of such LICENSEE’S or AFFILIATE’S receipt of notice of default. The following events will be considered defaults:

1)	LICENSEE or AFFILIATE has not made one of the payments or scheduled fees duly required by this LA as of the due date;

2)	LICENSEE or AFFILIATE has voluntarily or involuntarily become bankrupt as determined or accepted in a Court of Law having such jurisdiction, entered into the protection of the Bankruptcy Courts, or a receiver has been appointed, and the payments required under this LA have not been made within thirty (30) days of the due date;

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3)	LICENSEE or AFFILIATE, or any officers or board directors of LICENSEE or AFFILIATE, have been determined by a mutually agreed arbitrator, negotiator or officer of a Court of Law to have been involved in matters of willful malfeasance, gross negligence or felonious actions with respect to this LA which has substantially harmed LICENSOR, provided LICENSOR is not in default of this LA;

4)	LICENSEE or AFFILIATE materially breaches the listed obligations of this LA and has not timely cured such breaches; or

5)	LICENSEE or AFFILIATE fails to use its good faith efforts to comply with the Territorial Market Development and Business Operations and Financing Plan as approved by the LICENSOR.

B.	A default by LICENSEE will not permit LICENSOR to terminate the rights of any AFFILIATE that is not in default. In such event that LICENSEE’s rights under this LA have been terminated, any AFFILIATE of an existing Project may continue to operate the Project and shall thereafter remit all payments due on account of such Project directly to LICENSOR. LICENSOR and any such AFFILIATE shall execute mutually acceptable estoppel agreements, and other reasonably requested documentation, from time to time, in order to assure such AFFILIATE and any lenders to a Project that the rights of the AFFILIATE will not be adversely affected upon a default of the LICENSEE or any other AFFILIATE.

C.	LICENSOR expressly agrees that LICENSEE shall not be liable for any damages that may be incurred by LICENSOR as a result of the failure of an AFFILIATE to pay any scheduled fee or Royalties, resulting in the termination of the LA as defined in this Section 7. LICENSOR also expressly agrees that AFFILIATE(S) shall not be liable for any damages that may be incurred by LICENSOR as a result of the failure of LICENSEE or another AFFILIATE to pay any scheduled fee or Royalties, resulting in the termination of the LA as defined in this Section 7.

8. PATENT FEES; MAINTENANCE AND PROTECTIONS.

A.	Patent Fees. LICENSOR shall be responsible for all annuity and/or maintenance fees due and payable to the United States Patent and Trademark Office with respect to Patents. LICENSOR represents and warrants that it will not allow any patent to lapse during the Term of this LA without (i) giving LICENSEE sixty (60) days written notice of LICENSOR’s intent to allow such patent to lapse; and (ii) the prior written consent of LICENSEE, provided the LICENSEE is current on any and all payments to LICENSOR.

B.	Patent Application Fees. With respect the pending Patents, LICENSOR shall use its best efforts to prosecute such applications. LICENSOR shall be responsible for all costs (including attorneys' fees and filings fees) associated with the prosecution of said applications.

9. LITIGATION CONDITION SUBSEQUENT. In the event any litigation is asserted against LICENSEE of such a nature as to substantially harm LICENSEE’S ability to market or fund the Patented Technology, LICENSEE shall, in good faith, diligently prosecute or defend any such claim. Notwithstanding the foregoing, this provision shall not mitigate LICENSOR’S duty to defend patent infringements and the like, at its cost, as otherwise provided in this LA.

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10. PLANNING. As a requirement to qualify to enter into this LA, the LICENSEE shall provide to LICENSOR for the LICENSOR’S approval, a "Plan for the Territory Market Development and Business Operations and Financing." The scope of these plans sponsored by the LICENSEE would include evaluation, market and organizational tasks leading up to and including Product Enhancement Training (PET) operations and staff training as well as scheduling and confirmed costs to design, build and operate a commercial gravity pressure vessel process, “Proof of LICENSEE qualification.” This Plan for Territory Market Development and Business Operations and Financing shall be CONFIDENTIAL and shall not be disclosed by LICENSOR to any other person or entity, and shall only be reviewed by the executive officers and Directors of LICENSOR on a need to know basis. On notification by the LICENSOR, the LICENSEE may be required to document to the LICENSOR fiscal capability to execute the plans described herein. The actual source of LICENSEE'S funding shall be of good public reputation, and shall be subject to the approval of the LICENSOR, which approval shall not be unreasonably denied.

11. CONTROLLED INFORMATION. The provisions of the "Bilateral Nondisclosure Agreement" Exhibit C shall be applicable herein.

12. INFORMATION EXCHANGE. The lateral exchange of information is in three categories. The first is that information that is advantageous to have in the public domain. That will include University studies, papers, thesis presentations, grant results, and laboratory simulations. The second is the intermediate grade work of common benefit to the Patented Technology, but to be kept within the circle or family of companies holding license under the subject Patents, including vendor data, published costs, permit requirements, public contracts, RFP notifications, or information about the competition. The third is that level of technical knowhow defined by the source to be "Confidential" in nature and not to be traded or revealed without the written consent of the author or sponsor. This category might include patent applications, litigation details, contracts under negotiation, client lists, and so forth. The LICENSOR shall maintain a library listing items under each of these categories by title and abstract for the consideration of participants in the patent license, as revealed by the participants to the LICENSOR. Materials obtained from this database will be provided at the nominal fee of reproduction, handling and mailing.

13. OWNERSHIP OF INFORMATION. The parties hereto acknowledge and agree that any results, data and information that is derived from the use of the Patented Technology by LICENSEE and/or its AFFILIATES in connection with the operation of its respective business shall be solely owned by LICENSEE and/or its AFFILIATES. Notwithstanding, LICENSOR will be given access to all such results, data and information. All such results, data and information shall be subject to the terms of the Bilateral Nondisclosure Agreement of Exhibit C.

14. TECHNICAL SUPPORT SERVICES. LICENSEE acknowledges and agrees that (i) the Patents, Patent Rights and Patented Technology include no Technical Support Services; (ii) Technical Support Services requirements with respect to the Patented Technology may be unique to the Territory; and (iii) LICENSEE will be responsible for securing or self-performing necessary Technical Support Services with respect to the Patents, Patent Rights and Patented Technology. The provisions of the ICCA of Exhibit D shall be considered to be applicable to LICENSOR’S provision of Technical Support Services and the tasks separately identified therein shall be performed by LICENSOR by mutual agreement of the Parties for the applicable fees to be paid to LICENSOR for such services.

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15. QUALITY CONTROL. For quality control the AFFILIATE for each Project, by or through LICENSEE, shall provide to the LICENSOR one set of construction documents and one set of permit applications in their last proposed form. The LICENSOR shall provide one set of non-binding comments to the LICENSEE for the subject AFFILIATE within two (2) weeks of receipt thereof. Said review or any additional reviews prior to design and/or permit completion or subsequent to the non-binding review hereinabove shall be subject to the terms of the ICCA and applicable fees to be paid to LICENSOR for such services.

16. PUBLIC INFORMATION. LICENSEE and each AFFILIATE shall conform to the trademarks and nomenclature as defined by LICENSOR, and GeneSyst International, Inc. and the inventor, James A. Titmas, shall be identified and credited in each news release, public presentation, funding promotion, or release of technical data involving the Patented Technology which is in the control of LICENSEE. The use of the terms, the “Gravity Pressure Vessel™,” or the “GPV™,” reaction method or apparatus, or the “Titmas Process™,” or the “GeneSyst Process™,” conversion system are to be utilized as applicable. LICENSOR shall be permitted to review news releases, public presentations, and funding promotion prior to release by LICENSEE for compliance with this provision.

17. REPRESENTATIONS AND WARRANTIES.

A.	Each party represents and warrants to the other party that (i) it is a legal entity duly organized, validly existing and in good standing; (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder; (iii) it will comply with all laws and regulations applicable to the performance of its obligations hereunder and will obtain all applicable permits and licenses required of it in connection with its obligations hereunder; (iv) it will avoid deceptive, misleading or unethical practices that could adversely affect the performance of the other party’s obligations under this LA or damage the reputation of the other party; (v) it is not a party to any agreement with a third party, the performance of which is reasonably likely to affect adversely its ability or the ability of the other party to perform fully its respective obligations hereunder; and (vi) its performance of its obligations under this LA will not violate any other agreement between such party and any third party.

B.	LICENSOR represents and warrants to LICENSEE that (i) as of the Effective Date of this LA, LICENSOR has no knowledge or information that would lead LICENSOR to conclude that the Patents, Patent Rights, or Patented Technology infringe or violate the patent, copyright, trademark, trade secret or other intellectual property rights of any third party; (ii) the Patents, Patent Rights, and Patented Technology as licensed to LICENSEE by LICENSOR under the terms and conditions of this LA are free from any encumbrance, liens, obligations or any other such restrictions; and (iii) LICENSOR has all rights necessary to provide the licenses granted hereunder.

18. INFRINGEMENT MATTERS.

A.	Each Party will notify the other Party promptly in writing when any infringement is uncovered or suspected, including but not limited to (a) any known or suspected infringement of the Patented Technology by a third party, and (b) any claim that a Project infringes the intellectual property rights of a third party.

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B.	In the event that any information is brought to the attention of LICENSOR or LICENSEE that others are infringing on the Patent Rights granted pursuant to this LA, LICENSOR shall, at its own expense prosecute all such infringement. The control of the litigation, including settlement, shall be by the LICENSOR. LICENSEE shall have the right, at its expense, to be represented by counsel of its own choice and to prosecute and/or join in all such litigation. Should LICENSEE elect not to join in any such litigation, LICENSOR will keep LICENSEE reasonably informed as to the status of any such enforcement. The final disposition of any and all litigation affecting the interests of LICENSOR in the patents shall be by the LICENSOR. LICENSOR shall control and settle any such suit in a manner consistent with the terms and provisions of this LA.

C.	LICENSOR shall defend, at its own expense, all infringement suits that may be brought against LICENSEE or any AFFILIATE based on or related to manufacture, use, or other exploitation of the Patented Technology, or devices based upon the Patented Technology. Provided, however, if said suit is directly attributable to actions or inactions by LICENSEE or any AFFILIATE that are substantially inconsistent with the rights granted to LICENSEE or AFFILIATE in the Patented Technology, the costs of defense shall be borne by the LICENSEE or the applicable AFFILIATE. Each Party hereto shall have the right to pursue the defense of the Patents independently or in a joint action. The control of the litigation, including settlement, in all cases shall be by the LICENSOR.

19. REMEDY FOR DEFAULT. If LICENSEE or any AFFILIATE is in default of the terms of this LA, and has not cured said default within thirty (30) days of written notification by LICENSOR and receipt of the notice of default by LICENSEE and defaulting AFFILIATE, if any, LICENSOR shall have the right, but not obligation, to void the rights of the defaulting Party, in whole or in part and/or pursue any other remedies under this LA or permitted by law or equity.

20. PATENT IMPROVEMENTS; FUTURE DEVELOPMENTS. In the event an improvement patent is licensed or granted to the LICENSOR bearing the same expiration date as a patent listed in Exhibit A, the LICENSEE shall benefit from the Exclusive License rights under said improvement under the terms defined herein. If a new patent is co-authored with the LICENSEE by any officer or employee of the LICENSOR, then the LICENSOR and the LICENSEE shall, jointly, have the right to license said patent outside of the Territory and shall share in the economic benefits thereof. The LICENSOR shall be the managing partner in all matters involving said co-authored Patent.

A.	Joint Ownership. Except as set forth in the ICCA, any inventions which are jointly invented by an officer or employee of LICENSEE and/or an AFFILIATE, and an officer or employee of the LICENSOR, and LICENSEE and/or such AFFILIATE and LICENSOR are joint owners of the invention as a result thereof, then LICENSOR and LICENSEE and/or such AFFILIATE shall be joint owners of any patent issuing from the joint invention. LICENSOR shall be the managing partner with respect to any joint inventions and shall have the exclusive right to market any such jointly owned patent outside the Territory and the right to license said patent outside of the Territory, but LICENSOR and LICENSEE shall share equally in the economic benefits thereof.

B.	Valuation Process. In order to determine the value of the economic benefit of the jointly owned patent under subsection (A) above, for a period of twenty (20) days after notice from one Party to another Party, each of the Parties shall use good faith efforts to undertake to mutually agree upon the value of the economic benefit of the jointly owned patent. If the Parties are unable to mutually agree upon the value of the economic benefit of the jointly owned patent during such 20-day time period, then within ten (10) days after the expiration of such 20-day period, the Parties shall use good faith efforts to select an independent valuation expert (the "Selected Valuation Expert") with experience in LICENSEE'S industry to perform an independent valuation of the economic benefits of the jointly owned patent and such independent valuation shall be binding on the Parties hereto. If the Parties are unable to agree upon the Selected Valuation Expert within such 10-day period, then within ten (10) days after the expiration of such 10-day time period, each Party shall select one (1) independent valuation expert (collectively, the "Initial Experts") and the Initial Experts shall mutually select one (1) independent valuation expert (the “Valuation Expert”) within ten (10) days of such request who shall independently perform the valuation of the economic benefit of the jointly owned patent within thirty (30) days after the date of selection by the Initial Experts and such determination of the value of the economic benefit of the jointly owned patent shall be final and binding on the Parties. The costs and expenses incurred in connection with the independent valuations performed by the Selected Valuation Expert, the Initial Experts and the Valuation Expert, if required, shall be borne equally by the Parties. If a Party fails to select an Initial Expert during such 10-day time period and the other Party has selected an Initial Expert within such 10-day time period, then the Initial Expert selected within such 10-day time period shall be deemed to be the Valuation Expert and shall perform the independent valuation of the economic benefit of the jointly owned patent within thirty (30) days after his or her selection and such independent valuation shall be valid and binding upon on the Parties for the purposes of this Section 20.

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21. OTHER FUTURE PATENTS. Any future patents directly related to gravity pressure vessels and related or supporting technology and procedures in which LICENSOR or James A. Titmas (“Titmas”) may have or acquire rights, or which Titmas has either: (i) invented or (ii) been instrumental in inventing and has patent right thereto, shall be considered to be added to Exhibit A. Any future patents not exclusively related to gravity pressure vessels and related or supporting technology and procedures in which James A. Titmas (“Titmas”) may have or acquire rights, or which Titmas has either: (i) invented or (ii) been instrumental in inventing, shall be exempt from the terms of this LA.

22. DISPUTE RESOLUTION PROCESS.

A.	Except as set forth in Section 7, LICENSOR and LICENSEE agree that any and all claims, counterclaims, disputes, and other matters in question between them arising out of or relating to this LA or the breach thereof (“Disputes”) shall be resolved in the manner set forth below.

1)	Negotiation. LICENSOR and LICENSEE shall endeavor to settle and resolve any Disputes between them, excluding validity or enforceability of the Patents, by direct good faith discussions and negotiations conducted by and between the officers of LICENSEE and LICENSOR, as soon as practicable after the Dispute arises and before initiating any litigation, arbitration or other adversarial dispute resolution procedures. Any Dispute not resolved within thirty (30) days after written notice by one party to the other of its existence will be referred to mediation in accordance with Section 22(A).

2)	Mediation. LICENSOR and LICENSEE agree that they shall first submit any and all unsettled Disputes, excluding validity or enforceability of the Patents, to mediation with a neutral mediator, without using a dispute resolution organization or administrative service. The mediator will be selected within fifteen (15) days of the end of negotiations between the parties. Within thirty (30) days after the mediator is selected, both parties and their respective attorneys will meet with the mediator for one mediation session of at least four (4) hours. If such mediation is unsuccessful in resolving a Dispute, then (1) the parties may mutually agree to a dispute resolution of their choice, or (2) either party may seek to have the Dispute resolved by a court of competent jurisdiction.

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23. GENERAL PROVISIONS.

A.	LICENSEE shall not have the right to sublicense.

B.	Neither Party may assign this LA to any third party without the prior written consent of the other Party, provided that either Party may assign this LA upon a merger or sale of substantially all of such Party’s capital stock or assets. This LA shall be binding upon and inure to the benefit of each of the Parties, their respective heirs, legal representatives, successors, and assigns.

C.	The laws of the State of Delaware shall govern the validity, performance, and enforcement of this LA.

D.	Should LICENSOR enter into a license agreement to make, use, have made, sell or develop the Patented Technology with a third party on more favorable terms to the licensee than this LA, LICENSEE shall have the option for thirty (30) days after such terms are brought to its attention to elect to avail itself of such license agreement and substitute it for this LA.

E.	This LA and all Exhibits attached hereto contain the entire agreement between the Parties as to the matters contained herein, and supersedes any and all other agreements, contracts, promises, or representations, whether written or oral between the Parties with respect to the subject matter hereof. No subsequent agreements, contracts, promises or representations shall be binding and effective between the parties, unless set forth in writing and signed by authorized representatives of the Parties.

F.	Any forbearance or failure or delay by any of the Parties to exercise any right, power, or remedy hereunder shall not be deemed to be a waiver of such right, power, or remedy, and any single or partial exercise of any such right, power, or remedy hereunder shall not preclude the further exercise thereof; and every right, power, or remedy of any Party shall continue in full force and effect until such right, power, or remedy is waived specifically by an instrument in writing executed by such Party.

G.	In addition to the agreements and notices to be delivered as herein provided, each of the Parties hereto shall, from time to time upon the reasonable request of the other Party, execute and deliver such additional certificates, notices or instruments and shall take such other action as may reasonably be required to more effectively carry out the terms of this LA, and consummate the transactions contemplated hereby.

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H.	All entities signing this LA represent and warrant that their execution, delivery and performance of this LA has been duly authorized by all necessary corporate and other action and is valid and binding upon such entities. All individuals signing this LA hereby confirm that they have carefully reviewed all the terms and conditions set forth in this LA; they understand these terms and conditions; and they knowingly execute this LA with the understanding they will be bound by these terms and conditions.

I.	This LA shall be construed without regard to the identity of the person who drafted the various provisions and the rule of construction shall not apply. Each and every provision of this LA with its Exhibits and such other documents and instruments, shall be construed as though all of the Parties participated equally in the drafting process.

J.	If any provision of this LA or the application of the same shall be deemed to be illegal or unenforceable, then to the extent that such provision is severable under the laws of the state of Delaware, the remainder of this LA shall continue in full force and effect.

K.	The paragraph headings contained in this LA are for conveniences only and shall not affect, or be used in connection with, the interpretation of this LA.

L.	This LA may be executed in any number of copies, each of which shall be deemed an original.

24. NOTICES

A.	Any notice required to be given under this LA shall be given by certified or registered mail, return receipt requested, or by standard US mail and shall be effective as of the date of mailing or transmission, directed to the parties to the following addresses or such or other place as either Party may direct in writing:

(the remainder of this page left blank)

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EXHIBIT A

PATENTS AND PATENT APPLICATIONS

5,711,817 APPARATUS AND METHOD FOR THE CONTINUOUS CONVERSION OF CELLULOSIC MATERIAL TO ETHANOL, JAMES A. TITMAS, 27 JANUARY 1998.

6,716,360 B2 “METHOD AND APPARATUS FOR TREATING WASTE STREAMS,” A.K.A. UREA PRODUCTION FROM WET OXIDATION, JAMES A TITMAS, ISSUED 16 APRIL 2004 EXPIRATION 16 APR 2022.

6,746,516 B2 "METHOD AND APPARATUS FOR TREATING AIR EMISSIONS AND RECOVERING PRODUCTS THEREFROM" JAMES A. TITMAS, ISSUED 8 JUN 2004 EXPIRATION 10 JUN 2022.

7,188,791 "GRAVITY PRESSURE VESSEL AND METHOD FOR TREATING VULCANIZED RUBBER" JAMES A. TITMAS, ISSUED 13 MAR 2007. EXPIRATION 7 JAN 2025.

7,189,328 B1 “METHOD FOR EXTRACTION OF DISSOLVED TRACE MATERIALS FROM SOLUTION AND RELATED APPARATUS” JAMES A TITMAS, ISSUED 13 MARCH 2007, EXPIRATION 25 JUN 2024.

7,211,194 “GRAVITY PRESSURE VESSEL AND RELATED APPARATUS AND METHODS, A.K.A. SELF HEATING HYDROLYSIS GRAVITY PRESSURE VESSEL” JAMES A. TITMAS. ISSUED 1 MAY 2007, EXPIRATION OCT 2024.

8,168,043 “RETORT APPARATUS AND A METHOD FOR CONTINUOUSLY PROCESSING LIQUID AND SOLID MIXTURES AND FOR RECOVERING PRODUCTS THEREFROM,” JAMES A. TITMAS. ISSUED 1 MAY 2012, EXPIRATION 29 AUG 2028.

8,173,024 "APPARATUS FOR CONDUCTING SUPERCRITICAL WET OXIDATION CONTAINED WITHIN A FLUID ENVELOPE" JAMES A. TITMAS, APPLICATION DATE 25 JULY 2008, EXPIRATION 25 July 2028

Note: No assurance is given or implied that the following Patents Pending will be awarded.

SN 12/452,605 “METHOD AND APPARATUS FOR HYDROLIZING CELLULOSIC MATERIAL,” JAMES A. TITMAS A.K.A. HOLOCELLULOSE ISOLATION IN A GRAVITY PRESSURE VESSEL." (selected foreign patents having been awarded – US patent has been approved, publishing pending)

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EXHIBIT B

EXCLUSIVE AFFILIATE LICENSE AGREEMENT

The below party (the “AFFILIATE”) is an AFFILIATE of ____________________________, a company duly organized under the laws of ________________, the “LICENSEE” under a certain “Exclusive License Agreement” (the “LA”) between GeneSyst International, Inc., a Delaware corporation, the “LICENSOR,” and LICENSEE, executed by them on _________, 201_.

AFFILIATE, for good and valuable consideration the receipt and sufficiency of which is acknowledged, agrees to be bound by all of the terms and conditions of the LA applicable to an AFFILIATE of LICENSEE. If at any time LICENSEE should fail to pay or perform any of the obligations set forth in the LA with respect to the Project or Projects under taken by AFFILIATE, AFFILIATE shall assume that obligation within thirty (30) days of receipt of written notice of LICENCEE’S default.

IN WITNESS WHEREOF, LICENSOR, LICENSEE and AFFILIATE have through their duly authorized representatives executed this Exhibit B that shall form an integral part of the LA as of this _______ day of _____________, .

GeneSyst International, Inc.

By:

Print Name: James A. Titmas

Title: CEO

AFFILIATE

By:

Print Name:

Title:

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EXHIBIT C

BILATERAL NONDISCLOSURE AGREEMENT

GENESYST INTERNATIONAL, INC., a Delaware corporation, referred to herein as the "LICENSOR" and Bio-En Corp., , referred to herein as the “LICENSEE” (together referred to as the "Parties") agree pursuant to the terms of this Bilateral Nondisclosure Agreement (the “BNA”) to the exchange of confidential information solely for the purpose of evaluation, on the condition that the Parties will not discuss or make use in any manner of the information supplied by the LICENSOR or the LICENSEE except under the conditions set forth below:

BE IT RESOLVED that in consideration of the recitals contained hereinafter, including the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned Parties do hereby certify that:

1. Each of the Parties hereto agrees that the information which it intends to impart to the other subsequent to the execution hereof will lead to disclosure of intellectual property, clients, intermediaries, contacts, and identification of lending institutions, borrowers, corporations, individuals, shareholders and/or Trusts and shall remain confidential for the term of this BNA.

2. The Parties agree for a period equal to the term of the Exclusive Licensing Agreement (the “LA”) not to divulge any confidential information which has heretofore or may hereafter be disclosed to the other orally or in writing, and not to make further use of the same without written permission of Party disclosing such confidential information.

3. The above obligation shall not apply to:

A. Information that at the time of disclosure is in the public domain;

B.	Information which after disclosure by the Parties to each other becomes part of the public domain by publication or otherwise through no act or failure of the Party;
C.	Information, which the Party can show, was in its possession at the time of disclosure and was not acquired directly or indirectly from either Party;
D.	Information which is rightfully disclosed to the other by a third party who did not acquire the information directly or indirectly from the other.
E.	Information ordered to be made public through and by court rulings or procedures;

4. Nothing contained in these BNA, terms shall be construed as a restraint, shop right, or license, for any intellectual property, or impede the marketing thereof by the owner or designated representative.

5. Nothing herein shall prohibit the disclosure of such information required to be disclosed in the normal course of business dealings of the Parties hereto.

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EXHIBIT D

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

WHEREAS, GeneSyst International, Inc., a Delaware Corporation (“LICENSOR”) and Bio-En Corp., (“LICENSEE”). (LICENSOR and LICENSEE sometimes referred to as the “Parties”), desire to enter into an Independent Contractor Consulting Agreement (the “ICCA”) for the LICENSOR to provide expertise and Technical Support Services in the field of gravity pressure vessel applications and related matters as set forth in the terms and conditions contained below:

NOW, THEREFORE, in consideration of the respective agreements and commitments set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

1. Engagement of LICENSOR. Upon the execution of this ICCA, the LICENSEE hereby agrees to retain the LICENSOR to work as an independent contractor, and not as an employee. The required retainer fee shall be not less than $150,000.00 in an amount in Euros as of the date of agreement payable by invoice on the execution of the LA and maintained at said level during project execution and invoicing. The LICENSOR will consult with and advise LICENSEE, as requested by LICENSEE, on an hourly charge basis. It is agreed and understood that the LICENSOR has other service contracts, but will devote sufficient time and attention to meet the reasonable consulting needs of the LICENSEE.

2. Economics.

A.	Consulting fees. In addition to any Royalties or Licensing fees, the LICENSEE shall pay the LICENSOR consulting fees for services requested by the LICENSEE. The LICENSOR shall provide LICENSEE with detailed written invoices specifying the hours worked and describing the work performed and the person or persons performing the work; crediting and pro-rating a portion of the fee over the engineering, design and construction aspects of the project. The LICENSOR will forward these statements to LICENSEE on a monthly basis. If in the estimation of the LICENSOR the consulting fee for a single identified task shall exceed $5,000.00, unless previously approved as an integral part of a LICENSEE approved Task. in an amount in Euros as of the date of agreement on any request for services, LICENSOR shall notify LICENSEE prior to providing said services, unless otherwise defined or approved by the LICENSEE.

B.	Hourly charges. (effective 1/Jan/2013) shall be as listed hereinafter and a part of this agreement, unless an alternative payment program is established by mutual agreement. All time work sheets and receipts applicable to the project will be kept for a minimum of two years and will be available for the LICENSEE's inspections or attached to the invoice if requested.

C.	Terms. Upon the initial request for services under this ICCA, LICENSEE shall pay to LICENSOR a retainer in the amount to be determined based on the authorized tasks requested by the LICENSEE as estimated and outlined by the LICENSOR subject to direction as described under paragraph 5 below. Invoices are "Net due", and all payments are due within 30 days of the date of the invoice.

3. Capacity and Good Character. The LICENSOR covenants and agrees that any dealings it may have with any suppliers, consultants, or other third parties, will be conducted according to the highest ethical standards and the highest standards of integrity. The LICENSOR further agrees that it will not issue any press releases, or make any statements to the press, or communicate in any way with the news media, to respond to questions from the news media without the approval of the LICENSEE in matters related to this Agreement.

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4. Authority. The LICENSOR shall have no authority to directly or indirectly bind the LICENSEE, its parties, affiliates, consultants, and/or employees in any manner whatsoever, without specific, prior written direction from the LICENSEE, except as provided for in this Agreement.

5. Independent Contractor. The LICENSOR's relationship to the LICENSEE shall be that of an independent contractor. The LICENSOR further acknowledges and agrees that he shall not be entitled to participate in any health insurance, pension plan, profit sharing plan or any other benefits the LICENSEE may provide to its own employees. The LICENSEE is interested only in the results achieved by the LICENSOR. The LICENSOR shall be responsible as to the manner and means of accomplishing the work requested by the LICENSEE but is subject to the direction of LICENSEE as to the authorization of tasks and the delineation of task objectives.

6. No-Representation. All "tools," i.e., software, programs and electronic versions of drawings, specifications, reports, photographs, data, formulae, estimates, schedules or other and drawing masters or tracings or laboratory notes, will remain the property of LICENSOR. Printed hard copies turned over to the client as "product" including drawings, specifications, pictures, reports, calculations, etc., shall become the property of the LICENSEE, subject to payment therefore, and the appropriate limitations of the confidentiality agreement.

A.	Equipment and Design Development. The Parties shall not except as allowed by the Exclusive License Agreement (the “LA”), without the prior written consent of the other, manufacture, use or sell any equipment, apparatus, method, process or product designed or fabricated, using or employing any Confidential and Proprietary Information.

B.	No Claim. NOTHING contained in the Independent Contractor Consulting terms or any disclosure hereunder shall be construed as granting to the LICENSOR or the LICENSEE any claim to the Confidential and Proprietary Information other than provided for in the LA. Nor shall anything in these terms be construed as granting to the LICENSOR or the LICENSEE any other right in any patent or patent application relating to the Confidential and/or Proprietary Information except as agreed under the LA. For the record, a list of patents in various stages of award or development authored or co-authored by James A. Titmas prior to this date is available for inspection.

B.	Designate "Confidential". The Parties agree to make reasonable efforts to mark "CONFIDENTIAL", if so requested by the other, any written or graphic information in its possession which discloses Confidential and Proprietary Information, whether such written or graphic information is generated by the other, or by the LICENSOR for the LICENSEE, and to hold same confidential pursuant to the provisions of these terms.

C.	Limit Access to Information. The Parties agree to permit access to such information only to that limited number of the others key personnel and consultants as shall be necessary to permit the utilization of such information for the purposes stated above. The Parties further agree to notify each person who has access to such information that such information is to be maintained confidential and the parties agree to take all other reasonable action to maintain such information confidential.

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D.	Miscellaneous. The Parties acknowledge they have carefully reviewed all of these terms and conditions. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective legal representatives, successors, and assignees. Finally, the Parties agree that the terms of the LA set forth the entire understanding between the Parties as to the matters contained herein, and supersedes and nulls any other agreements, promises or representations, whether oral or written between the Parties concerning Technical Support Services to be provided. No subsequent agreements, promises or representations shall be binding and/or effective between the Parties unless set forth in writing and signed by both Parties.

7. Termination. Notwithstanding any other provision in the ICCA to the contrary, this ICCA is intended to be in full force and effect for the period of the LA. Upon termination, the consultant shall promptly forward the LICENSEE its last billing, setting forth in detail the consulting work performed through the date of termination and upon payment of said billing, this ICCA shall terminate, with the sole exception of the Confidentiality provisions, which shall survive any termination according to its terms. The termination of this ICCA does not terminate the LA.

8. Services by LICENSOR. The specific project services shall be selected and defined by the LICENSEE prior to any services being done by the LICENSOR, or LICENSOR’S costs being obligated by the LICENSEE in an amount in Euros as of the date of agreement.

Hourly Charges
Effective 1 January 2013
Patent Development................................	US $ 600.00
Expert Witness, Litigation, Arbitration..........	US $ 400.00
Principal.........................................	US $ 350.00
Architect, Registered Engineer....................	US $ 250.00

Designer, Graduate Engineer.......................	US $ 200.00
Senior Draftsman, Qualified Co-op Students.....	US.$ 100.00
AUTOCAD Operator..................................	US $ 75.00
Lab Technicians........................	US $ 60.00
Travel, lodging, and approved subcontractor expenses as invoiced

All time sheets and receipts applicable to the project will be kept for a minimum of one year after the completion of the project, and will be available for client inspection, or attached to the invoices if requested. A service charge of 1.5% per month will be added to all unpaid invoices after 30 days. Said charge is not to be construed as an acceptance of non-payment of an invoice within 30 days and non-payment shall be subject to paragraph 7. TERMINATION of the concurrent License Agreement.

The above rates are subject to change in the event statutory obligations for fringe benefits are imposed by the political jurisdiction’s legislation, or the “Affordable Care Act.”

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